Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-50543 and 333-142623 of Kforce Inc. on Form S-8 of our report dated June 24, 2010 relating to the statement of net assets available for benefits of the Kforce Inc. 401(k) Retirement Savings Plan as of December 31, 2009, appearing in this Annual Report on Form 11-K of Kforce 401(k) Retirement Savings Plan for the year ended December 31, 2010.

/s/ Deloitte & Touche LLP

Tampa, Florida

June 21, 2011